JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT ("Agreement") is made on April 27, 2010 between Secure Runway Systems Corp (Pinksheets: SRWY) and Mineral Resources and Technical Consulting, Inc (MRTC) a privately held Nevada Corporation.

RECITALS

The Joint Venturers have agreed to make contributions to a common fund for the purpose of acquiring and holding: potentially valuable mining properties in Nevada, Utah and Arizona called the business interest.

The Joint Venturers consider it advisable to acquire and to hold their business interest through a nominee so as to avoid the necessity of numerous separate agreements, to maintain the legal title to the business interest in a simple and practicable form, and to facilitate the collection and distribution of the profits accruing under the business interest, and Robert L. Hawkins has agreed to act as nominee of the Joint Venturers with the understanding that he is also acquiring a participating interest in this joint venture on his own account,

It is therefore agreed:

1. Purpose. The Joint Venturers form this joint venture to acquire and hold the business interest in common and to provide the finances required for its acquisition. To the extent set forth in this Agreement, each of the Joint Venturers shall own an undivided fractional part in the business. The Joint Venturers appoint as their agent Robert L. Hawkins, whose duty it shall be to hold each of the undivided fractional parts in the business interest for the benefit of, and as agent for, the respective Joint Venturers.

2. Contributions. The Agent acknowledges that he has received from each of the Joint Venturers, for the purpose of this joint venture, the sum set after the name of each Joint Venturer as follows:

Name of Joint Venturer	Contribution
Mineral Resources and Technical Consulting, Inc	Proprietary listings and research data of prospect mining properties
Secure Runway Systems	Cash and common stock of SRWY

3. Acquisition of Business Interest. The Agent is authorized to acquire and to hold in the name of Mineral Resources and Technical Consulting, Inc, but on behalf of the Joint Venturers (of which the Agent is one), the business interest, and to receive as payment on behalf of Mineral Resources and Technical Consulting, Inc the sum of  $250,000.00USD and 500,000 shares of SRWY common stock for it as follows: $25,000.00USD  in cash upon the execution date of this agreement, and the balance of $225,000.00USD and 500,000 shares of Secure Runway Systems (SRWY) common stock in two tranches. The first tranche of $75,000.00USD due within 60 days of the execution of this agreement and the second tranche including all shares of common stock on or before August 31, 2010.

4. Profits. The Agent shall hold and distribute the business interest and shall receive the net profits as they accrue for the term of this Agreement or so long as the Joint Venturers are the owners in common of the business interest, for the benefit of the Joint Venturers as follows:

Name of Joint Venturer	Proportion
Mineral Resources and Technical Consulting, Inc	65%
Secure Runway Systems	35%

5. Expenses of Venture. All losses and disbursements incurred by the Agent in acquiring, holding and protecting the business interest and the net profits shall, during the period of the venture, be paid by the Joint Venturers, on demand of the Agent, in the ratio which the contribution of each Joint Venturer bears to the total contributions set forth in Paragraph 2.

6. Liability of Agent. The Agent shall be liable only for his own willful misfeasance and bad faith, and no one who is not a party to this Agreement shall have any rights whatsoever under this Agreement against the Agent for any action taken or not taken by him.

7. Term. This Agreement shall terminate and the obligations of the Agent shall be deemed completed on the happening of either of the following events: (a) the receipt and distribution by the Agent of the final net profits accruing under the business interest; or (b) termination by mutual assent of all joint ventures.

8. Compensation of Agent. Unless otherwise agreed to in the future by a majority in interest of the Joint Venturers, the Agent shall not receive any compensation for services rendered by him under this Agreement.

9. Arbitration and Attorneys Fees. The Joint Venturers agree that any dispute, claim, or controversy concerning this Agreement or the termination of this Agreement, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Las Vegas, NV in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Joint Venturers will pay the costs and expenses of such arbitration in such proportions as the arbitrator shall decide, and each Joint Venturer shall separately pay its own counsel fees and expenses.

10. Governing Law; Consent to Personal Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEVADA WITHOUT REGARD FOR CONFLICTS OF LAWS PRINCIPLES. EACH JOINT VENTURER HEREBY EXPRESSLY CONSENTS TO THE PERSONAL JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF N FOR ANY LAWSUIT FILED THERE AGAINST ANY PARTY TO THIS AGREEMENT BY ANY OTHER PARTY TO THIS AGREEMENT CONCERNING THE JOINT VENTURE OR ANY MATTER ARISING FROM OR RELATING TO THIS AGREEMENT.

EFFECTIVE DATE OF AGREEMENT - This agreement becomes effective as of the date it is executed by the parties to do so.

The foregoing is agreed to by:

April 27, 2010
[Signature of Agent]	[Date]

Robert L. Hawkins
[Printed or Typed Name of Agent]

``Edward Minnema``	April 27, 2010
President, Secure Runway Systems Corp	[Date]

Edward Minnema
[Printed or Typed Name of Joint Venturer]

April 27, 2010
President, Mineral Resources and Technical Consulting, Inc	[Date]

Robert L. Hawkins
[Printed or Typed Name of Joint Venturer]